BARCLAYS ETN+ LONG NOTES LINKED TO THE S&P 500® TOTAL RETURN INDEX Note Details* Ticker BXUC IIV Ticker BXUCIV Closing Note Value BXUCRD Participation BXUCPT Financing Level BXUCFL Index Exposure BXUCIX Primary Exchange NYSE Arca CUSIP 06740H666 Financing Rate T-Bills2+ 0.75% Inception Date November 17, 2009 Maturity Date November 20, 2014 Issue Price $100 Index S&P 500® Total Return Index Stop-Loss $103 Issuer Details Barclays Bank PLC long-term, unsecured obligations** S&P Rating AA- Moody’s Rating Aa3 * See “Selected Risk Considerations” and disclaimer for more information. **The Barclays ETN+ notes are not rated, but rely on the ratings of their issuer, Barclays Bank PLC. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the market price or marketability of the Barclays ETN+ notes. For further information regarding the initial financing level and participation, please see “Additional Information” on the following page. BXUC Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-169119 June 29, 2011 Overview Barclays ETN+ Long C Leveraged Exchange Traded Notes (the “Securities”) seek to approximate the returns that might be available through a “long” investment in the equity securities underlying the S&P 500® Total Return Index (the “ Index”). The Securities do not pay any interest during their term and do not guarantee any return of principal at maturity or upon redemption1. Unless a stop-loss3 termination event occurs, you will receive a cash payment at maturity or upon redemption based on a leveraged participation in the performance of the Index, less the accrued financing charges applied by Barclays Bank P LC. S&P 500® Total Return Index The S&P 500® Index is a collection of US equities representing the broad industry mix in the overall stock population of the US equity market. The S&P 500® Total Return Index is a total return Index that reflects both changes in the prices of stocks in the S&P 500® Index as well as the reinvestment of the dividend income 4 from its underlying stocks. S&P 500® Total Return Index Historical Performance January 2, 1997–May 31, 2011 2,500 2,300 2,100 LEVEL 1,900 1,700 INDEX 1,500 1,300 1,100 900 1997 1999 2001 2003 2005 2007 2009 2011 Source: Bloomberg 1/2/1997–05/31/2011(based on daily Index levels). Index levels are for illustrative purposes only and do not represent actual Barclays ETN+ note performance. Any Index performance calculation derived from the level above does not reflect any financing rate, transaction costs or expenses. Because your notes are subject to fees and financing charges, the return on the Securities will always be lower than the total return on a direct investment in the equities that underlie the Index. Indexes are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future returns. 1 Investors may redeem at least 25,000 units of any particular series of the Barclays ETN+ notes on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus. 2 Unlike most funds or ETFs, the Barclays ETN+ notes do not charge a fixed fee on the value of each security; instead they charge an annualized fee based on notional cash amounts underlying each security. “T-bills” refers here to the yield to maturity of the most recent weekly auctioned 91-day US Treasury Bills. 3 There will be an automatic redemption of any series of Barclays ETN+ notes (in whole only, but not in part) if, on any Index business day prior to or on the final valuation date, the intraday indicative note value is less than or equal to $10.00 for each Security. Before investing in Barclays ETN+ notes, investors should read full the pricing supplement for each Barclays ETN+ note, available through visiting www.barx-is.com/. 4 Specifically, in calculating the Index, ordinary cash dividends are applied on the ex-dividend date. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. These may be described by the corporation as “special”, “extra”, “year-end”, or “return of capital”. Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the Index reflects both ordinary and special dividends. www.barx-is.com

Barclays ETN+ LONG NOTES BXUC IMPORTANT INFORMATION: Selected Risk Considerations An investment in the Securities involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You may lose some or all of your principal: The Securities are exposed to any decline in the level of the Index caused by any daily decrease in the level of the Index. Additionally, if the level of the Index is insufficient to offset the negative effect of the daily financing charge and daily investing fee, you will lose some or all of your investment at maturity or upon redemption, even if the value of the Index has increased. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Market and Volatility Risk: The market value of the securities may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your Securities in the secondary market. Factors that may influence the market value of the Securities include prevailing market prices of the US stock markets, the Index components included in the Index, and prevailing market prices of options on the Index or any other financial instruments related to the Index; supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker; the time remaining to the maturity of the Securities; interest rates; or economic, financial, political, regulatory, geographical or judicial events that affect the level of the underlying Index or other financial instruments related to the Index. These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor. Credit of Barclays Bank PLC: The Securities are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the Securities prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities. Leverage Risk: Because an investment in the Securities is leveraged, changes in the level of the Index will have a greater impact on the payout on the Securities than on a payout on securities that are not so leveraged. In particular, any decrease in the level of the Index will result in a significantly greater decrease in the payment at maturity or upon redemption, and an investor will suffer losses on an investment in the Securities substantially greater than an investor would if the Securities did not contain a leverage component. A trading market for the Securities may not develop: Although the Securities are listed on NYSE Arca, a trading market for the Securities may not develop. Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. Therefore, the liquidity of the Securities may be limited. No interest payments from the Securities: You will not receive any interest payments on the Securities. Restrictions on the Minimum Number of Securities and Date Restrictions for Redemptions: You must redeem at least 25,000 Securities at one time in order to exercise your right to redeem your Securities on an optional redemption date. You may only redeem your Securities on an optional redemption date if we receive a notice of redemption from you by certain dates and times as set for in the pricing supplement. Additionally, if a stop-loss termination event occurs after we receive your notice of redemption but prior to the close of business on the applicable valuation date, your notice of redemption will be deemed ineffective and we will automatically redeem your Securities on the stop-loss redemption date at an amount equal to the stop-loss redemption value. Automatic Redemption: If, on any Index business day prior to or on the final valuation date, the intraday indicative note value of the Securities becomes less than or equal to $10.00 per Security, a stop-loss termination event will be deemed to have occurred and your Securities will be automatically redeemed in an amount equal to the stop-loss redemption value. As a result of the leverage component of the Securities, a stop-loss termination event may occur following a decline in the Index that is significantly less than the decline that would trigger a stop-loss termination event if there were no leverage component. Uncertain tax treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation. Additional Information: The following provides more information on the concepts of “initial financing level” and “participation”: Initial Financing Level: The Securities seek to approximate the returns that the Index. In order to seek to replicate this leveraged “long” investment, the Securities provide that each $100 invested by investors on the initial valuation date is leveraged through a notional loan of $100 on the initial valuation date, which is referred to as the “initial financing level” and which, together with the $100 invested, represents a notional investment of $200 in the equity securities underlying the Index on the initial valuation date. Participation: The “participation” of the Securities is intended to approximate relative to (2) the value of each Security. The participation value serves to approximate the variable multiple of returns in the Index performance that will be reflected in the value of the Securities on any given day. The participation value will be published solely for informational purposes. It is not intended to serve as a basis for determining a price or quotation for the Securities, or as a basis for an offer or solicitation for the purchase, sale, redemption or termination of the Securities. Barclays Bank PLC has filed a registration statement (including a prospectus and a prospectus supplement) with the US Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, pricing supplement and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue —Attn: US InvSol Support, New York, NY 10019. The Securities may be sold during regular trading hours on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable pricing supplement. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses. “Standard & Poor’s®”, “S&P®”, “S&P 500 ®” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities. © 2011, Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. P0385 CSNY365238W v3 June 2011 NOT FDIC INSURED NO BANK